Exhibit 99.2

References to “LGI Homes,” “the Company,” “we,” “our” or “us” in this Exhibit 99.2) refer to LGI Homes, Inc. and its subsidiaries taken as a whole, unless the context otherwise provides. References to “LGI Homes, Inc.” in this Exhibit 99.2 refer to LGI Homes, Inc. and not to any of its subsidiaries, unless the context otherwise provides.
NON-GAAP FINANCIAL MEASURES
We refer in this Exhibit 99.2 to adjusted gross margin, EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. These measures are not prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, these measures are defined differently by different companies, including companies in our industry, and, accordingly, such measures as used in this Exhibit 99.2 may not be comparable to similarly titled measures of other companies.
We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) loss on extinguishment of debt, (vi) other income, net and (vii) adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be unusual or non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are: (i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land; (ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt; (iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements; (iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.
We define adjusted net income as net income less the retroactive federal energy efficient homes tax credits. We define adjusted earnings per share as adjusted net income divided by weighted average shares outstanding. Our management believes that the presentation of adjusted net income and adjusted earnings per share provides useful information to investors because such measures isolate the impact that material retroactive tax adjustments have on net income and earnings per share. However, because adjusted net income and adjusted earnings per share information excludes the retroactive federal energy efficient homes tax credits, which have real economic effects and could impact our results, the utility of adjusted net income and adjusted earnings per share as measures of our operating performance may be limited. In addition, other companies may not calculate adjusted net income and adjusted earnings per share in the same manner that we do. Accordingly, adjusted net income and adjusted earnings per share information should be considered only as a supplement to net income and earnings per share information as measures of our performance.
The non-GAAP financial measures presented in this Exhibit 99.2 may not comply with Securities and Exchange Commission (“SEC”) rules governing the presentation of non-GAAP financial measures. See “Selected Historical Financial and Other Data—Non-GAAP Measures” in this Exhibit 99.2 for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure.
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Certain statements and information included in this Exhibit 99.2 may constitute forward-looking statements. All statements included in this Exhibit 99.2 concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words.
We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may, and often do, vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.
The following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:
•the impact of the COVID-19 pandemic and its effect on us, our business, customers, subcontractors and suppliers, and the markets in which we operate, U.S. and world financial markets, mortgage availability, potential regulatory actions, changes in customer and stakeholder behaviors and impacts on and modifications to our operations, business and financial condition relating to COVID-19;
•adverse economic changes either nationally or in the markets in which we operate, including, among other things, potential impacts from political uncertainty, civil unrest, increases in unemployment, volatility of mortgage interest rates and inflation and decreases in housing prices;
•a slowdown in the homebuilding industry or changes in population growth rates in our markets;
•volatility and uncertainty in the credit markets and broader financial markets;
•disruption in the terms or availability of mortgage financing or increase in the number of foreclosures in our markets;
•the cyclical and seasonal nature of our business;
•our future operating results and financial condition;
•our business operations;
•changes in our business and investment strategy;
•the success of our operations in recently opened new markets and our ability to expand into additional new markets;
•our ability to successfully extend our business model to building homes with higher price points, developing larger communities and producing and selling multi-unit products, townhouses, wholesale products, and acreage home sites;
•our ability to develop our projects successfully or within expected timeframes;
•our ability to identify potential acquisition targets, close such acquisitions and realize the benefits of such acquisitions;
•our ability to successfully integrate any acquisitions with our existing operations;

•availability of land to acquire and our ability to acquire such land on favorable terms or at all;
•availability, terms and deployment of capital and ability to meet our ongoing liquidity needs;
•decisions of the New Credit Agreement (as defined herein) lender group;
•decline in the market value of our land portfolio;
•shortages of or increased prices for labor, land, or raw materials used in land development and housing construction, including due to changes in trade policies;
•delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;
•uninsured losses in excess of insurance limits;
•the cost and availability of insurance and surety bonds;
•changes in (including as a result of the change in the U.S. presidential administration), liabilities under, or the failure or inability to comply with, governmental laws and regulations, including environmental, health and safety laws and regulations;
•the timing of receipt of regulatory approvals and the opening of projects;
•the degree and nature of our competition;
•increases in taxes or government fees;
•our continued ability to qualify for additional federal energy efficient homes tax credits and the extension of the availability of such tax credits beyond December 31, 2021;
•negative publicity or poor relations with the residents of our projects;
•existing and future litigation, arbitration or other claims;
•availability of qualified personnel and third-party contractors and subcontractors;
•information system failures, cyber incidents or breaches in security;
•our ability to retain our key personnel;
•our leverage and future debt service obligations;
•the impact on our business of any future government shutdown;
•other risks and uncertainties inherent in our business;
•other factors we discuss under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; and
•the risk factors set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of our Current Report on Form 8-K to which this Exhibit 99.2 is attached as an exhibit. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Exhibit 99.2.
MARKET AND INDUSTRY DATA
This Exhibit 99.2 contains market and industry data that we obtained from industry and general publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we and the initial purchasers (the “initial purchasers”) in the offering of our senior unsecured notes due 2029 (the “Notes”) have not independently verified market and industry data provided by third parties, and we and the initial purchasers take no further responsibility for this data. Similarly, while we believe our management’s estimates with respect to our markets and industry are reliable, our estimates have not been verified by any independent sources, and we and the initial purchasers cannot assure you that they are accurate.
U.S. PUBLIC HOMEBUILDER PEER DATA
This Exhibit 99.2 contains financial data for other U.S. reporting company homebuilders (which we refer to collectively as our “U.S. public homebuilder peers” in this Exhibit 99.2) that we obtained from publicly available filings and industry and general publications. These industry and general publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the data provided in such filings and publications are reliable, we and the initial purchasers have not independently verified this data, take no further responsibility for this data and cannot assure you that this data is accurate. The data regarding our U.S. public homebuilder peers included in this Exhibit 99.2 may have changed since the date of our Current Report on Form 8-K to which this Exhibit 99.2 is attached as an exhibit. You should not place undue reliance on the data for our U.S. public homebuilder peers included in this Exhibit 99.2.
Our U.S. public homebuilder peers include D.R. Horton, Inc. (DHI), Lennar Corporation (LEN), NVR, Inc. (NVR), PulteGroup, Inc. (PHM), Toll Brothers, Inc. (TOL), Tri Pointe Homes, Inc. (TPH), Taylor Morrison Home Corporation (TMHC), Meritage Homes Corporation (MTH), M.D.C. Holdings, Inc. (MDC), KB Home (KBH), M/I Homes, Inc. (MHO), Century Communities, Inc. (CCS), Beazer Homes USA, Inc. (BZH), Hovnanian Enterprises, Inc. (HOV), The New Home Company Inc. (NWHM) and Green Brick Partners USA, Inc. (GRBK) (excluded from the peer share price appreciation median).

LGI HOMES, INC.
We are one of the nation’s largest public homebuilders and have been one of the fastest growing in terms of percentage increase of home closings over the past eight years. We are engaged in the design, construction and sale of new homes in markets in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia, Virginia and Pennsylvania. Our business model is based on acquiring and developing land and constructing and selling move-in ready homes. We primarily focus on converting renters of apartments and single-family homes into homeowners by offering quality homes at affordable prices in attractive locations by means of our unique and proven sales and marketing approach, a culture of customer service excellence and our efficient inventory management and construction processes.
Our highly experienced management team, many of whom have been with the Company since our founding, has operated in the residential land development business since the mid-1990s. Since commencing homebuilding operations in 2003, we have constructed and closed over 45,000 homes, have been profitable every year despite the housing downturn and have never taken an inventory impairment. Our strategy has driven our growth, profitability and returns on capital. Between 2014 and the twelve months ended March 31, 2021, our annual home closings increased by 327.2% to 10,065 and our homes sales revenues increased by 583.4% to $2.6 billion, representing compound annual growth rates of 26.2% and 36.0%, respectively. Simultaneously, we delivered industry leading operating performance, including consistent gross margins in the mid-20’s and one of the industry’s highest closings per community, resulting in strong returns for our investors.
Since December 2013, we have grown substantially, expanding our operations from 25 communities, 10 markets and five states to 110 communities, 34 markets and 19 states as of March 31, 2021. In addition to our geographic expansion, we have significantly diversified our operations, offering multiple entry-level product lines including attached and detached homes, active-adult offerings and move-up homes sold under our Terrata brand, as well as our wholesale business that builds and sells homes to companies looking to acquire single-family rental properties, primarily through bulk sales agreements. In addition, our recently announced joint venture, LGI Mortgage Solutions, will have the opportunity to facilitate financing for the majority of our customers.
During 2021, we have opened or expect to open new communities and have homes for sale in additional markets, including Baltimore, Maryland and Norfolk, Virginia and will begin operations in Knoxville, Tennessee and Salt Lake City, Utah. Given our knowledge of and historical success in our markets, as well as the favorable demographic and economic trends generally forecasted for these markets, we expect to continue growing in the coming years by deepening our presence in our current markets and expanding into selective new markets where we identify opportunities to build and sell homes that meet our profit and return objectives.
Unique and Proven Operating Model
One of the keys to our success is our unique and proven operating model, which is based on our belief that there is a more effective and efficient method of constructing and selling homes. The foundations of our systems-based operating model include a well-established sales and marketing system, a disciplined land acquisition and development strategy and inventory management philosophy, a highly efficient, even-flow construction process focused on move-in ready homes and a commitment to hiring, training and retaining our talented work force. This operating model has been highly successful, resulting in one of the highest growth rates for closings and revenue, industry-leading gross margins and best-in-class returns on capital compared to our U.S. public homebuilder peers.
Differentiated sales and marketing excellence
Our well-defined sales and marketing approach is primarily focused on converting renters of apartments and single-family homes into homeowners. We use extensive digital and print advertising to attract potential homebuyers. We employ various marketing methods such as interactive online media, social media, direct mail and directional signage and billboards. These methods have proven highly successful in reaching our target market, placing potential homebuyers in front of our trained sales professionals and communicating our core messages of value and dream fulfillment.
While a proportion of our business comes from realtors, our marketing efforts are principally designed to connect directly with potential customers who are currently renting their residence and to encourage them to schedule an in-person appointment at one of our information centers. Our information centers are typically open 12 hours per day, 359 days per year, and generally staffed by two to five sales professionals who are supported by a dedicated, independent loan officer.
Our commission-based sales professionals are trained to learn about the current housing situation of the customer, educate them on the value proposition of owning an LGI home and provide them with a comprehensive understanding of the steps required to achieve homeownership. We also educate customers on our history, vision and values. Our sales professionals determine credit and income qualifications, provide information regarding floor plans and pricing and conduct tours of our homes based on the customer’s needs and budget. Our focus on move-in ready homes often allows us to show the customer the completed or near-completed home that they will own. We also provide each customer with a comprehensive introduction to the community and the surrounding area, furnishing them with detailed information regarding utilities, schools, homeowners association dues and restrictions, local entertainment and nearby dining and shopping options. As a result of our transparent approach, customers receive all the information needed to make a buying decision, which we believe sets clear expectations and eliminates confusion during the home buying process.

Disciplined and value-oriented land acquisition strategy and inventory management philosophy
We pursue a flexible land acquisition strategy, purchasing or optioning finished lots at attractive prices, or purchasing raw land for residential development. We are experienced in converting raw land into residential communities given our successful history as a land developer. We endeavor to maintain a pipeline of desirable land positions for replacement communities and new communities. Additionally, we pride ourselves on our ability to adapt to changing market conditions as we are able to leverage our land development expertise where finished lots are scarce or expensive.
We generally acquire finished lots and raw land in affordable locations that are farther from urban centers than other suburban communities but have access to major thoroughfares, retail districts and centers of business. Areas that are farther from urban centers generally result in a better value for homeowners through either lower price points or larger lot sizes. We consider development opportunities that meet our profit and return objectives, including opportunities that may involve the sale of home sites as a part of the product mix.
We conduct thorough due diligence on each of our potential land acquisitions, and we look at numerous opportunities before finding one that meets our requirements. Projects of interest are typically evaluated at the division level using an extensive due diligence checklist that includes assessing the permitting and regulatory requirements, environmental considerations, local market conditions and anticipated floor plans, pricing and financial returns. We also determine the number of residents in the market and rental households that are within driving distance to the proposed project.
Highly efficient home construction process focused on move-in ready homes
Our high sales volume enables us to utilize an even-flow, or continuous construction, methodology that generally allows us to build and maintain an inventory of move-in ready homes that are available for immediate sale, resulting in strong relationships with subcontractors who usually prefer the stability afforded by our approach. Limiting our number of plans, preselecting finishes and upgrades and building move-in ready homes enables a simplified, efficient and cost-effective construction process. We offer a set number of floor plans in each community with standardized features other homebuilders typically offer as upgrades, including granite countertops, appliances and ceramic tile flooring, chosen to meet the expectations and desires of potential homebuyers.
We have developed a collection of home designs, which can be modified for local conditions and market preferences and implemented across multiple communities to maximize efficiency. This simplifies our construction and purchasing processes, reduces unnecessary waste and generally allows us to optimize the timing of our home starts. Similar to a line manufacturing philosophy, we typically start our homes in sets of three to four units on adjacent sites enabling our suppliers and trade partners to go from one home to the next in a highly productive and efficient manner. As a result, we maintained an average home completion time of approximately 80 to 105 days during 2020. Additionally, the consistency and simplicity of our construction philosophy drives loyalty in our trade base, many of whom have partnered with us since our founding in 2003.
Our inventory of move-in ready homes, supported by our unique sales and marketing approach, has led to strong closing rates and relatively shorter periods of time between the signing of a home purchase contract and the home closing for our customers, who are often faced with expiring apartment leases and rising rental costs. We expect to continue to utilize our even-flow construction methodology in communities with homes at all of our price points and will maintain our focus on marketing complete or move-in ready homes with standardized features.
Commitment to effective training and maintaining highly trained work force
We focus on identifying and attracting the best talent and providing those individuals with world-class training and continuous development. We directly invest in our sales professionals by conducting an intensive 100-day introductory training program consisting of 30 days of initial in-depth, in-house education about our time-proven selling strategies, which includes a two-week training program at our headquarters, and an additional 85 days of secondary training at the local division. Our continued commitment to our sales personnel is reflected in the ongoing weekly training sessions held in each of our information centers and quarterly regional training events. Typically, all construction managers, purchasing managers and vice presidents come to our corporate headquarters for a week of training in their first 100 days. We also work closely with our subcontractors, training them using a comprehensive construction manual that outlines the most efficient way to build an LGI home. A number of our subcontractors have worked on our homes since we commenced homebuilding operations in 2003 and, therefore, are familiar with our business model.
Our Competitive Strengths
As key drivers to our profitable growth, our competitive strengths are founded in our shared commitment to our Company’s core values:
• Exceptional customer service;
• Integrity;
• Ethical behavior;

• Loyalty;
• Efficient use of time and resources; and
• Profitability.
We are one of the nation’s largest homebuilders with a broad geographic footprint, national scale and local market leadership
Since December 2013, we have grown substantially, expanding our operations from ten markets, five states and 25 communities to 34 markets, 19 states and 110 communities as of March 31, 2021. For the twelve months ended March 31, 2021, we closed 10,065 homes, representing a compound annual growth rate of 28.7%, and a total increase of 522.4% since 2013. Since 2018, we have consistently been ranked as the 10th largest U.S. residential homebuilder by Builder Magazine based on units closed.
We have also geographically diversified our business since the initial public offering of our common stock (our “IPO”). For the year ended December 31, 2013, we closed 1,358 homes, or 84% of our total closings, in our home market of Texas with the remainder being comprised of 170 closings in Arizona, 77 in Florida and 12 in Georgia. For the twelve months ended March 31, 2021, 4,040 homes, or just 40% of our total closings, came from our Central region, which is predominantly made up of Texas. Today, LGI Homes operates in 30 of the “Top 50 Markets in the U.S.” and holds top-ten market positions in ten of those markets according to the Builder Magazine report “2020 Local Leaders.”
Unique and proven operating model drives our financial results, leading profitability and strong returns for our investors
Our unique operating model has historically delivered strong gross margins, number of closings per active community and operating leverage. The housing market faced challenging conditions beginning in 2008 and continuing through several subsequent years of recovery. Despite the broad economic and industry-related challenges during that time, our operating model enabled us to maintain profitable growth. Though we were a much smaller, private company at the time, Builder Magazine noted we were the only company among the 200 largest U.S. homebuilders to report closings and revenue growth from 2006 to 2008 and to report profitable results every quarter during the period. We attribute our strong financial performance throughout the downturn primarily to our disciplined land acquisition, operating and management approach.
Since our IPO, we have significantly grown our business, successfully demonstrating our ability to take our unique operating model to new markets. Between 2014 (our first full year as a public company) and the twelve months ended March 31, 2021, we grew closings from 2,356 homes to 10,065 homes, representing a compound annual growth rate of 26.2%, and increased our average sales price of homes closed by 60.0%, from approximately $163,000 to approximately $260,000. Between 2014 and the twelve months ended March 31, 2021, our home sales revenue grew from $383.3 million to $2.6 billion, representing a compound annual growth rate of 36.0%, and our gross margin averaged 25.7% and consistently ranged between approximately 24% and 27%.
In addition to our rapid growth, we have generated strong operating leverage and profit margins. We believe that we are one of the leading U.S. public homebuilders in a number of key operating metrics, including adjusted gross margin, adjusted EBITDA margin, return on equity, calculated as net income for the period divided by average book equity over the period, and return on invested capital, calculated as earnings before taxes for the period divided by average book value of equity plus the average total debt over the period.
For the twelve months ended March 31, 2021, our adjusted gross margin of 28.0% and our adjusted EBITDA margin of 18.4% were higher than the U.S. public homebuilder peer medians of 22.8% and 13.9%, respectively. Additionally, from 2014 through the twelve months ended March 31, 2021, we achieved over 610 basis points of SG&A efficiency (selling, general and administrative expenses as a percentage of homes sales revenues).
For the twelve months ended March 31, 2021, our return on equity of 36.6% and return on invested capital of 27.0% were higher than the U.S. public homebuilder peer medians of 20.9% and 15.9%, respectively. We believe that these factors have contributed to our significant share price appreciation of 1,496.0% since our IPO in November 2013 through June 8, 2021, compared to a 165.7% median increase by our U.S. public homebuilder peers and a 139.1% increase by the S&P 500 over the same period.
Entry-level focus with diversified product offerings and growing adjacency businesses
Since our founding, LGI has been focused on building and selling entry-level affordable homes, and we believe that, as a result of our unique operating model, we have a competitive advantage in our target buyer market. Since 2013, we have diversified our operations and offerings with the vision of leveraging that advantage in adjacent and complementary business and product lines.
In 2019, we began offering our entry-level product in two distinct packages: CompleteHome™ and CompleteHome Plus™. Each package offers move-in ready homes with preselected, upgraded standard features including stainless steel Whirlpool® appliances, cabinets with crown molding, granite or quartz countertops, undermount sinks, Moen® faucets and Kwikset® door hardware, as well as convenient outlets with USB charging capability and a Wi-Fi-enabled garage door opener. Additionally, both packages include programmable thermostats, double-pane Low-E vinyl windows, LED flush mount ENERGY STAR lights and a variety of other energy-saving features. Our CompleteHome Plus™ package includes everything in the CompleteHome package plus 42” upper cabinets, nine-foot ceilings, designer paint selections, enhanced landscaping selections and window blinds throughout the home.

Our wholesale business provides opportunities for us to leverage our systems and processes to meet the needs of companies looking to acquire multiple homes for rental purposes, primarily through bulk sales agreements. These homes utilize existing LGI Homes floor plans with slightly modified specifications including hard surface flooring throughout. We expect wholesale closings to make up 10% to 15% of our total 2021 closings.
Our attached townhome product enables us to keep our entry-level price point within reach of more homebuyers. We believe that our townhome product helps to counter rising land and home costs and supports our expansion into densely populated markets.
In November 2014, we introduced our Terrata offering to leverage our existing sales and marketing system and even-flow production methodology to move-in ready, fully amenitized move-up product offerings. While Terrata makes up a small percentage of our overall closings, the product line allows us to capitalize on compelling land opportunities with larger home sites as well as to pursue opportunities in larger master planned communities where offering a premium move-up product is a prerequisite for acquiring attractive lots suited to our entry-level product.
Our LGI Homes Active Adult communities offer open and age-restricted lifestyles in amenity-rich communities with affordable homes that leveraged existing floorplans with minor modifications that present a compelling value-proposition, convenience and comfort for the product line’s target demographic.
Additionally, we recently announced the creation of LGI Mortgage Solutions, a joint venture with one of our long-time, third-party preferred lenders that we believe will facilitate a more streamlined, customer-focused mortgage financing experience for our homebuyers.
Disciplined and value-oriented land acquisition strategy and inventory management philosophy
We pursue a flexible land acquisition strategy, purchasing or optioning finished lots at attractive prices, or purchasing raw land for residential development. We are experienced in converting raw land into residential communities given our successful history as a land developer. We endeavor to maintain a pipeline of desirable land positions for replacement communities and new communities. Additionally, we pride ourselves on our ability to adapt to changing market conditions as we are able to leverage our land development expertise where finished lots are scarce or expensive.
We generally acquire finished lots and raw land in affordable locations that are farther from urban centers than other suburban communities but have access to major thoroughfares, retail districts and centers of business. Areas that are farther from urban centers generally result in a better value for homeowners through either lower price points or larger lot sizes. We consider development opportunities that meet our profit and return objectives, including opportunities that may involve the sale of home sites as a part of the product mix.
We conduct thorough due diligence on each of our potential land acquisitions, and we look at numerous opportunities before finding one that meets our requirements. Projects of interest are typically evaluated at the division level using an extensive due diligence checklist that includes assessing the permitting and regulatory requirements, environmental considerations, local market conditions and anticipated floor plans, pricing and financial returns. We also determine the number of residents in the market and rental households that are within driving distance to the proposed project.
Conservative management of a growth-oriented capital structure
Some of our previous capital raise events include our IPO, the issuance of $85.0 million aggregate principal amount of our 4.25% Convertible Notes due 2019 (the “Convertible Notes”) in November 2014, two at-the-market stock offering programs, the issuance of $300.0 million aggregate principal amount of the 2026 Senior Notes (as defined herein) in July 2018 and amendments and extensions to our revolving credit facility. Proceeds from these capital raises have been used for expansion into new markets, acquisition of land, development of lots, construction of homes, working capital requirements and other general corporate purposes. We believe that the offering of the Notes is another step in our strategy to enhance our capital structure.
We generally rely on our ability to finance our operations by generating operating cash flows through the sale of our homes and borrowings under our $850.0 million revolving credit facility. Similar to our income and cash flow generation, our debt requirements are affected by seasonality and we have demonstrated strong performance relative to the covenants governing our revolving credit facility. Beginning in the fourth quarter of 2019, we began to delever our balance sheet as a result of operational performance driving significant cash flow generation. We continue to maintain a strong balance sheet with total debt to capitalization of 25.4% and total debt to adjusted EBITDA of 0.9x as of the twelve months ended March 31, 2021, well below the median of our U.S. public homebuilder peers of 38.1% total debt to capitalization and 2.1x total debt to adjusted EBITDA. As of March 31, 2021, our liquidity was $565.7 million, including $48.2 million of cash and cash equivalents and $517.5 million available to borrow under the Previous Credit Agreement (as defined herein). Pro forma for the New Credit Agreement, our liquidity would have been $737.7 million at March 31, 2021, including $48.2 million of cash and cash equivalents and $689.5 million available to borrow under the New Credit Agreement. Since our IPO we have reinvested over $1.0 billion of our earnings, growing our real estate inventory from $142.0 million in 2013 to $1.6 billion today.

Sales and pricing philosophy designed to succeed despite broader shifts in the macroeconomic environment
As part of our sales philosophy, we provide our customers a thorough understanding of the steps required to attain homeownership, educating them on the importance of affordability and the benefits of homeownership over renting. Our salespeople are trained to ascertain customers’ needs and determine if they are financially qualified to purchase a home. Only once a customer is pre-qualified are they shown floor plans and pricing information and shown homes that meet their needs and, most importantly, fit within their financial means.
Notably, assuming an average sales price between $250,000 and $315,000, a 100-basis point increase in the 30-year mortgage rate increases a typical LGI buyer’s monthly mortgage payment by only $150.00 to $180.00. Thus, in many cases, the increased rate does not impact affordability to the extent that a buyer would need to defer or forego purchasing a home. In cases where it does impact affordability, the flexibility within our product offering reduces the impact of interest rate fluctuations on our pace of sales and closings. Historically, in periods of rising interest rates, our sales model has proven successful at shifting buyers to homes that meet their needs and affordability constraints.
The flexibility of LGI’s model was demonstrated in October 2018, when 30-year mortgage rates increased over 20 basis points. Despite industry-wide concerns, LGI Homes’ sales were virtually unimpacted in October and November of 2018 despite continued mortgage rate increases. Most buyers were able to absorb the increased monthly payment and those who could not were shown more affordable offerings that still met their needs. As a result, in December 2018 we closed 10.0 homes per community, a new Company record at the time.

We utilize a cost-plus strategy when pricing our homes. For each plan that we build, we start with a current estimate of land, development and vertical construction costs required. From there, we choose a price that meets our disciplined gross margin standards. Input costs are regularly monitored and, regardless of cost fluctuations, home prices are systematically raised on a quarterly basis. However, in times of volatile cost increases, our management will implement additional price increases to compensate for the higher costs and maintain our gross margin objectives. Similar to our strategy when mortgage rates are rising, we have historically been successful at mitigating rising cost impacts on affordability by shifting potential customers to more affordable homes within our existing product offering.
Further, we believe our unique operating system has successfully insulated our operational results from potential impacts related to broader macroeconomic fluctuations. As an example, the Houston housing market has been subject to multiple events that could have put downward pressure on sales and closings, including volatility in oil prices, employments trends and numerous weather events. Despite these outside pressures, over the last eight years, our Houston market consistently averaged 8.8 home closings per community per month.
Experienced, cycle-tested management team
We have an experienced and proven senior management team that has been involved with the residential real estate market since the 1990’s and has a combined 85 years of experience with LGI Homes and over 100 years of relevant homebuilding industry experience.
Our management team has successfully demonstrated its ability to generate superior growth and profitability across economic cycles and housing market conditions and is responsible for closing over 45,000 homes and expanding our operations into 34 markets since we commenced operations in 2003. Our Chairman and Chief Executive Officer, Eric Lipar, co-founded the Company with his father and has overseen our growth ever since. Our President and Chief Operating Officer, Michael Snider, our Chief Financial Officer, Charles Merdian, our Executive Vice President of Acquisitions, Jack Lipar, and our Chief Marketing Officer, Rachel Eaton, have each held multiple roles, initiated systems and processes and managed diverse responsibilities during their long tenures with our Company. Our management team’s expertise includes residential construction, land acquisition and development, financing and sales and marketing.
Our Business Strategy
As one of the nation’s fastest growing U.S. public homebuilders in terms of percentage increase of home closings over the past eight years, we plan to utilize our unique sales and marketing approach, culture of customer service excellence, efficient home construction process and commitment to hiring, training and retaining our talented work force to drive continued profitable growth through implementation of our business strategy, which includes:
Continued growth within our existing markets
Since 2013, we have grown significantly, establishing operations in 14 new states and 24 new markets and increasing our community count by 340%. Despite our rapid growth over the past eight years, we believe there remain significant opportunities to expand our number of communities within our existing markets. For example, at the time of our IPO, we were operating in 17 communities in our Central region. Today we operate 35 communities in our Central region, and we believe this region has the potential to support 45 to 50 communities in the long-term. Given our familiarity with each of our existing markets and the favorable demographic and economic trends that are forecasted in those markets, we expect a meaningful portion of our near-term growth to come from expansion in our current markets.
Selectively expand into new markets
Over the past several years, we have expanded our operations geographically to markets characterized by favorable demand dynamics coupled with a large and growing rental markets that were positioned to generate a large volume of potential first-time homebuyers. Additionally, we established leadership teams in those locations to implement our systems-based process, culture and core values. With those teams securely in place, we are positioned to expand into adjacent markets where we can leverage our systems and existing people. We recently had our first closings in our new Baltimore, Maryland market and have plans for additional expansion this year. In 2021, we expect to open new communities and to have homes for sale in additional markets, including Norfolk, Virginia and Knoxville, Tennessee, and currently have land under development in Salt Lake City, Utah. We will continue to evaluate new markets where our model could prove effective at converting renters into first-time homeowners.
Pursue value-oriented land acquisitions
We pursue a flexible land acquisition strategy of purchasing or optioning finished lots, if they can be acquired at attractive prices, or purchasing raw land for residential development. We generally target affordable land acquisitions that are farther from urban centers than other suburban communities but have access to major thoroughfares, retail districts and centers of business, which allows us to provide our potential homebuyers with homes at affordable prices in compelling locations. As of March 31, 2021, we owned or controlled 67,286 lots. Of these lots, 26,213 were either raw or under development and 7,938 were finished vacant lots.
We have strong relationships with the land brokerage community in many of our markets. Within these communities, we believe we have established a reputation for knowing our business, having the capital to close deals and making accurate and timely decisions that benefit both the buyer and seller. Due to these established relationships and our strong reputation, we believe that brokers routinely notify us when desirable tracts of land are available for purchase.

Our allocation of capital for land investment is performed at the corporate level utilizing our disciplined portfolio management approach. Our Acquisitions Committee meets regularly and consists of our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Acquisitions. Annually, our divisions prepare a strategic plan for their respective geographic areas. Supply and demand dynamics are analyzed to ensure land investment is targeted appropriately. The long-term plan is compared on an ongoing basis to our experience in the marketplace and adjusted as necessary.
Our ability to purchase larger tracts of land across our markets provides us with more opportunity to build homes with multiple price points in our communities and, where advantageous, to serve wholesale demand for single-family rental homes. We believe that our land development expertise allows us to meet our growth and profit objectives with respect to opportunities in which we are the developer. Similar to our homebuilding operations, our development employees oversee the contractors who perform the development work. Our land development projects may include the sale of home sites or commercial property as a part of the project.
Single-family rental
In 2017, we began opportunistically selling homes to single-family rental investors. Initially, the majority of these deals involved one-off sales or the sale of small sets of homes in existing neighborhoods. Today, we engage in reserving and selling larger blocks of homes and, in some cases, complete neighborhoods. Sales made through our wholesale business increase overall volumes and drive operating leverage in our business. These homes are sold in bulk sales agreements at a discount to retail prices. However, savings related to eliminated closing costs, marketing spend and lower overhead result in operating margins similar to our retail business. We have significantly expanded this business over the last three years and closed 934 homes, or 9.3% of our total home closings, in the twelve months ended March 31, 2021. We currently expect that wholesale home closings will represent approximately 10% to 15% of our annual home closings in 2021.
Additionally, we recently established a build-to-rent business serving the single-family home rental market and have plans to expand this operation on a limited basis and to the extent it meets our profitability requirements and long-term growth objectives.
Pursue selective acquisitions of other homebuilders
We regularly monitor the M&A market and have acquired three private homebuilders over our eight-year history as a public company. We are highly selective of the opportunities we pursue, typically targeting small, private companies focused on the entry-level market. Our belief in the superiority of our operating model means that we do not pursue targets in order to acquire their brands or product offerings. Instead, we focus on the attractiveness of a potential acquisition’s land positions and determine if it will fit within the guidelines of our business model and meet our disciplined profitability requirements.
Maintaining industry-leading operating performance metrics
For the twelve months ended March 31, 2021, our gross margin was an industry-leading 26.2% amongst our public homebuilding peers and, since our IPO, has averaged 25.7% and consistently ranged between approximately 24% and 27%. Over the same period, our adjusted gross margin, which excludes the impact of capitalized interest and purchase accounting, was an industry-leading 28.0% amongst our public homebuilding peers and, since our IPO, has averaged 27.3% and consistently ranged between approximately 26% and 28%. Additionally, since our IPO, we have consistently led our public homebuilding peers in absorptions, delivering an average six to seven closings per community, per month. In other measures, including EBITDA margins, pre-tax net income margins, returns on equity and returns on invested capital, we regularly rank at or near the top of our public homebuilding peers.
We believe delivering these consistent results is a direct result of our unique operating model and that it is sustainable across economic cycles. We expect to continue to deliver consistent, profitable growth as we pursue our goal of becoming the fifth largest homebuilder in the United States based on annual home closings.
Utilize prudent leverage
We plan to maintain a prudent mix of debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from our operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we intend to employ prudent levels of leverage to finance the acquisition and development of our lots and the construction of our homes. As of March 31, 2021, we had $413.9 million in outstanding indebtedness and, for the twelve months ended March 31, 2021, we had a total debt to adjusted EBITDA ratio of 0.9x. As of March 31, 2021, our liquidity was $565.7 million, including $48.2 million of cash and cash equivalents and $517.5 million available to borrow under the Previous Credit Agreement. Pro forma for the New Credit Agreement, our liquidity would have been $737.7 million at March 31, 2021, including $48.2 million of cash and cash equivalents and $689.5 million available to borrow under the New Credit Agreement.
Based on our current outlook and expectations for land spend and other capital allocation priorities, we expect to maintain our total debt to capitalization ratio in the range of 25% to 35%.
Focus on attracting, training and retaining our work force
Since our founding, our people have been the key to our continued success. We focus on identifying and attracting the best talent and providing those individuals with world-class training and continuous development. Our continued commitment to our sales personnel is reflected in the ongoing weekly training sessions held in each of our information centers and quarterly regional training events. We also work closely with our subcontractors and construction managers, training them using a comprehensive construction manual that outlines the most efficient way to build an LGI home.
Recent Developments
Redemption of 6.875% Senior Notes due 2026
On June 14, 2021, the Company delivered a notice of conditional full redemption for all of its outstanding 6.875% Senior Notes due 2026 (the “2026 Senior Notes”). The redemption date for the 2026 Senior Notes provided in the notice of conditional full redemption is July 15, 2021 (the “Redemption Date”). The redemption price for the 2026 Senior Notes is equal to 103.438% (expressed as a percentage of the principal amount of the 2026 Senior Notes to be redeemed), plus accrued and unpaid interest, if any, on the 2026 Senior Notes to be redeemed to, but excluding, the Redemption Date (subject to the right of holders of record as of the close of business on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date). The Company intends to finance the redemption of the 2026 Senior Notes with a portion of the net proceeds from the offering of the Notes, together with cash on hand. The Company’s obligation to redeem the 2026 Senior Notes is conditioned upon the prior consummation of the issuance of the Notes, on or prior to the redemption, in an aggregate principal amount that results in gross proceeds of at least $300.0 million. We will publicly announce and notify the holders of the 2026 Senior Notes and the trustee for the 2026 Senior Notes if any of the foregoing conditions are not satisfied, whereupon the redemption will be revoked and the 2026 Senior Notes will remain outstanding.
As of March 31, 2021, $300.0 million aggregate principal amount of the 2026 Senior Notes remained outstanding. The 2026 Senior Notes bear interest at a rate of 6.875% per annum and are scheduled to mature on July 15, 2026. The redemption of the 2026 Senior Notes is being made solely pursuant to a redemption notice delivered pursuant to the indenture governing the 2026 Senior Notes, and nothing contained in this Exhibit 99.2 constitutes a notice of redemption of the 2026 Senior Notes.
New Credit Agreement
On April 28, 2021, we entered into that certain Fifth Amended and Restated Credit Agreement with several financial institutions and Wells Fargo Bank, National Association, as administrative agent (the “New Credit Agreement”), which amends and restates the Fourth Amended and Restated Credit Agreement (as amended, the “Previous Credit Agreement”). The New Credit Agreement (a) increased the commitments to $850.0 million, (b) allows the Company to increase the commitments by up to $100.0 million, subject to terms and conditions, (c) extended the maturity to April 28, 2025 for all lenders, (d) increased the sublimit for letters of credit to $50.0 million, (e) added unrestricted cash in excess of $10.0 million as a component of the borrowing base and removed certain exclusions from the borrowing base, (f) reduced the applicable margin for London Interbank Offered Rate (“LIBOR”) loans to a range of 1.45% to 2.10%, based on our leverage ratio, (g) reduced the LIBOR floor to 0.50%, (h) increased the minimum tangible net worth requirement to $850.0 million plus 75% of the net proceeds of equity issuances after December 31, 2020 and 50% of consolidated earnings for each quarter ending after April 28, 2021 and (i) provided for a “hardwired” transition from LIBOR loan pricing.
Mortgage Services
In March 2021, we entered into a joint venture with loanDepot.com, LLC to offer mortgage services in the markets in which we operate.
Acquisition of Business Assets
On May 7, 2021, we acquired the real estate assets of Minneapolis, Minnesota-based KenRoe, Inc., a privately held homebuilder and land development company, for approximately $27.0 million at closing, subject to post-closing adjustments. KenRoe, Inc. is recognized for building quality homes targeted at entry-level buyers. The acquired assets include approximately 85 homes under construction, 130 finished lots, and 390 lots either raw or under development. Additionally, we acquired control of approximately 2,500 raw, undeveloped lots that will be available for future sales as we continue to expand our operations throughout the Minneapolis market.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
The following table presents our selected historical financial and other data as of the dates and for the periods indicated. The selected historical financial and other data set forth below (i) as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC, and (ii) as of December 31, 2018 and 2017 and for the year ended December 31, 2017 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC. The selected historical financial and other data set forth below (i) as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC, and (ii) as of March 31, 2020 have been derived from, should be read in conjunction with and are qualified in their entirety by reference to the information in our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC. The selected historical financial and other data set forth below for the twelve months ended March 31, 2021 have been derived by taking the selected historical financial and other data for the year ended December 31, 2020, plus the selected historical financial and other data for the three months ended March 31, 2021, less the selected historical financial and other data for the three months ended March 31, 2020. The selected historical financial and other data set forth below should also be read in conjunction with the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC.

	Year Ended December 31,					Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2018	2017	2016	2021	2020	2021
						(unaudited)		(unaudited)
	(dollars in thousands, except average home sales price)
Statement of Operations Data:
Home sales revenues	$2,367,929	$1,838,154	$1,504,400	$1,257,960	$838,320	$705,953	$454,727	$2,619,155
Expenses:
Cost of sales	1,764,832	1,401,675	1,124,484	937,540	616,707	516,004	348,163	1,932,673
Selling expenses	148,366	131,561	109,460	94,957	66,984	42,783	32,763	158,386
General and administrative	90,021	77,380	70,345	55,662	43,158	24,723	19,923	94,821
Operating income	364,710	227,538	200,111	169,801	111,471	122,443	53,878	433,275
Loss on extinguishment of debt	—	169	3,599	—	—	—	—
Other income, net	(3,139)	(4,463)	(2,586)	(1,601)	(2,201)	(833)	(1,011)	(2,961)
Net income before income taxes	$367,849	$231,832	$199,098	$171,402	$113,672	$123,276	$54,889	436,236
Income tax provision	43,954	53,224	43,812	58,096	38,641	23,618	12,050	55,522
Net income	$323,895	$178,608	$155,286	$113,306	$75,031	$99,658	$42,839	$380,714

	Year Ended December 31,					Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2018	2017	2016	2021	2020	2021
						(unaudited)		(unaudited)
	(dollars in thousands, except average home sales price)
Other Financial and Operating Data:
Average community count	111.9	95.8	80.6	73.1	57.9	106.3	108.7	111.3

Community count at end of period	116	106	88	78	63	110	113	110
Home closings	9,339	7,690	6,512	5,845	4,163	2,561	1,835	10,065
Average sales price per home closed	$253,553	$239,032	$231,020	$215,220	$201,374	$275,655	$247,808	$260,224
Gross margin(1)	$603,097	$436,479	$379,916	$320,420	$221,613	$189,949	$106,564	$686,482
Gross margin %(2)	25.5%	23.7%	25.3%	25.5%	26.4%	26.9%	23.4%	26.2%
Adjusted gross margin(3)	$648,350	$475,033	$405,635	$338,066	$232,778	$201,433	$116,117	$733,666
Adjusted gross margin %(2)(3)	27.4%	25.8%	27.0%	26.9%	27.8%	28.5%	25.5%	28.0%
EBITDA(3)	$408,940	$267,705	$224,120	$189,593	$125,441	$134,236	$63,980	$479,196
EBITDA margin %(2)(3)	17.3%	14.6%	14.9%	15.1%	15.0%	19.0%	14.1%	18.3%
Adjusted EBITDA(3)	$410,673	$266,735	$226,541	$188,238	$123,725	$134,215	$63,592	$481,296
Adjusted EBITDA margin %(2)(3)	17.3%	14.5%	15.1%	15.0%	14.8%	19.0%	14.0%	18.4%
Adjusted net income(3)	$294,192	$178,608	$155,286	$113,306	$75,031	$99,658	$42,839	$351,011
Adjusted basic earnings per share(3)	$11.70	$7.70	$6.89	$5.24	$3.61	$3.99	$1.69	$15.04
Adjusted diluted earnings per share(3)	$11.59	$7.02	$6.24	$4.73	$3.41	$3.95	$1.67	$14.86
Total interest expense(4)	$37,285	$45,555	$38,216	$24,275	$18,457	$7,732	$10,156	$34,861
Total book capitalization(5)	$1,677,403	$1,535,752	$1,309,677	$965,042	$755,684	$1,632,586	$1,603,998
Total debt to total book capitalization	32.1%	45.0%	49.9%	49.2%	53.0%	25.4%	46.4%
Total debt to adjusted EBITDA(3)(6)	1.3x	2.6x	2.9x	2.5x	3.2x	0.9x	2.5x

Net debt to adjusted EBITDA(3)(6)(7)	1.2x	2.4x	2.7x	2.2x	2.8x	0.8x	2.1x
Net debt to net book capitalization(7)(8)	30.6%	43.6%	48.1%	45.4%	49.7%	23.1%	42.1%

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$35,942	$38,345	$46,624	$67,571	$49,518	$48,157	$118,232
Real estate inventory	$1,569,489	$1,499,624	$1,228,256	$918,933	$717,681	$1,609,693	$1,481,833
Goodwill	$12,018	$12,018	$12,018	$12,018	$12,018	$12,018	$12,018
Total assets	$1,826,087	$1,666,115	$1,395,473	$1,079,892	$814,514	$1,825,486	$1,719,044
Total debt(8)	$538,398	$690,559	$653,734	$475,195	$400,483	$413,948	$744,393
Total liabilities	$687,082	$820,922	$739,530	$590,046	$459,313	$606,848	$859,439
Total equity	$1,139,005	$845,193	$655,943	$489,846	$355,201	$1,218,638	$859,605

(1)Gross margin is home sales revenues less cost of sales.
(2)Calculated as a percentage of home sales revenues.
(3)Adjusted gross margin, EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. See “—Non-GAAP Measures” for definitions of these measures and reconciliations of adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable to adjusted gross margin, of EBITDA and adjusted EBITDA to net income, which is the GAAP financial measure that our management believes to be most directly comparable to EBITDA and adjusted EBITDA, and of adjusted net income and adjusted earnings per share to net income and earnings per share, respectively, which are the GAAP financial measures that our management believes to be most directly comparable to adjusted net income and adjusted earnings per share, respectively.
(4)Represents total interest incurred, whether capitalized or expensed.
(5)Calculated as total debt plus total equity.
(6)Total debt to adjusted EBITDA and net debt to adjusted EBITDA are calculated based on the respective consecutive twelve month reporting period presented.
(7)Net debt is calculated as total debt less cash and cash equivalents.
(8)Net book capitalization is calculated as net debt plus total equity.
(9)Presented net of debt issuance costs and unamortized discount.
Non-GAAP Measures
Adjusted Gross Margin

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. We define adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact our results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable to adjusted gross margin (dollars in thousands):

	Year Ended December 31,					Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2018	2017	2016	2021	2020	2021
						(unaudited)		(unaudited)
Home sales revenues	$2,367,929	$1,838,154	$1,504,400	$1,257,960	$838,320	$705,953	$454,727	$2,619,155
Cost of sales	1,764,832	1,401,675	1,124,484	937,540	616,707	516,004	348,163	1,932,673
Gross margin	603,097	436,479	379,916	320,420	221,613	189,949	106,564	686,482
Capitalized interest charged to cost of sales	40,381	35,230	24,311	17,400	10,680	10,672	8,930	42,123
Purchase accounting adjustments (a)	4,872	3,324	1,408	246	485	812	623	5,061
Adjusted gross margin	$648,350	$475,033	$405,635	$338,066	$232,778	$201,433	$116,117	$733,666
Gross margin % (b)	25.5%	23.7%	25.3%	25.5%	26.4%	26.9%	23.4%	26.2%
Adjusted gross margin % (b)	27.4%	25.8%	27.0%	26.9%	27.8%	28.5%	25.5%	28.0%

(a)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(b)Calculated as a percentage of home sales revenues.
EBITDA and Adjusted EBITDA
EBITDA and adjusted EBITDA are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. We define EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization and (iv) capitalized interest charged to the cost of sales. We define adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) capitalized interest charged to the cost of sales, (v) loss on extinguishment of debt, (vi) other income, net and (vii) adjustments resulting from the application of purchase accounting included in the cost of sales. Our management believes that the presentation of EBITDA and adjusted EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA and adjusted EBITDA provide indicators of general economic performance that are not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization and items considered to be unusual or non-recurring. Accordingly, our management believes that these measures are useful for comparing general operating performance from period to period. Other companies may define these measures differently and, as a result, our measures of EBITDA and adjusted EBITDA may not be directly comparable to the measures of other companies. Although we use EBITDA and adjusted EBITDA as financial measures to assess the performance of our business, the use of these measures is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA and adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our use of EBITDA and adjusted EBITDA is limited as an analytical tool, and you should not consider these measures in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
(i) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for purchase of land;
(ii) they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
(iii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements or improvements;
(iv) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
(v) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and
(vi) other companies in our industry may calculate them differently than we do, limiting their usefulness as a comparative measure.
Because of these limitations, our EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA and adjusted EBITDA along with other comparative tools, together with GAAP measures, to assist in the evaluation of operating performance. These GAAP measures include operating income, net income and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments and other non-recurring charges, which are not reflected in our EBITDA or adjusted EBITDA. EBITDA and adjusted EBITDA are not intended as alternatives to net income as indicators of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flows as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or adjusted EBITDA calculated using these measures.
The following table reconciles EBITDA and adjusted EBITDA to net income, which is the GAAP financial measure that our management believes to be most directly comparable to EBITDA and adjusted EBITDA (dollars in thousands):

	Year Ended December 31,					Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2018	2017	2016	2021	2020	2021
						(unaudited)		(unaudited)
Net income	$323,895	$178,608	$155,286	$113,306	$75,031	$99,658	$42,839	$380,714
Income tax provision	43,954	53,224	43,812	58,096	38,641	23,618	12,050	55,522
Depreciation and amortization	710	643	711	791	1,089	288	161	837
Capitalized interest charged to cost of sales	40,381	35,230	24,311	17,400	10,680	10,672	8,930	42,123
EBITDA	408,940	267,705	224,120	189,593	125,441	134,236	63,980	479,196
Purchase accounting adjustments(a)	4,872	3,324	1,408	246	485	812	623	5,061
Loss on extinguishment of debt	—	169	3,599	—	—	—	—	—
Other income, net	(3,139)	(4,463)	(2,586)	(1,601)	(2,201)	(833)	(1,011)	(2,961)
Adjusted EBITDA	$410,673	$266,735	$226,541	$188,238	$123,725	$134,215	$63,592	$481,296
EBITDA margin %(b)	17.3%	14.6%	14.9%	15.1%	15.0%	19.0%	14.1%	18.3%
Adjusted EBITDA margin %(b)	17.3%	14.5%	15.1%	15.0%	14.8%	19.0%	14.0%	18.4%

(a)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(b)Calculated as a percentage of home sales revenues.
Adjusted Net Income and Adjusted Earnings per Share
Adjusted net income and adjusted earnings per share are non-GAAP financial measures used by management as supplemental measures in evaluating operating performance. We define adjusted net income as net income less the retroactive federal energy efficient homes tax credits. We define adjusted earnings per share as adjusted net income divided by weighted average shares outstanding. Our management believes that the presentation of adjusted net income and adjusted earnings per share provides useful information to investors because such measures isolate the impact that material retroactive tax adjustments have on net income and earnings per share. However, because adjusted net income and adjusted earnings per share information excludes the retroactive federal energy efficient homes tax credits, which have real economic effects and could impact our results, the utility of adjusted net income and adjusted earnings per share as measures of our operating performance may be limited. In addition, other companies may not calculate adjusted net income and adjusted earnings per share in the same manner that we do. Accordingly, adjusted net income and adjusted earnings per share information should be considered only as a supplement to net income and earnings per share information as measures of our performance.
The following table reconciles adjusted net income and adjusted earnings per share to net income and earnings per share, respectively, which are the GAAP financial measures that our management believes to be most directly comparable to adjusted net income and adjusted earnings per share, respectively (dollars in thousands):

	Year Ended December 31,					Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2018	2017	2016	2021	2020	2021
						(unaudited)		(unaudited)
Numerator (in thousands):
Net income (Numerator for basic and diluted earnings per share)	$323,895	$178,608	$155,286	$113,306	$75,031	$99,658	$42,839	$380,714
Retroactive federal energy efficient homes tax credits	29,703	—	—	—	—	—	—	29,703
Adjusted net income (Numerator for adjusted basic and diluted earnings per share)	$294,192	$178,608	$155,286	$113,306	$75,031	$99,658	$42,839	$351,011
Denominator:
Basic weighted average shares outstanding	25,135,077	23,191,595	22,551,762	21,604,932	20,798,333	24,950,867	25,323,119
Effect of dilutive securities:
Convertible Notes - treasury stock method	—	1,966,639	2,030,023	1,975,648	1,044,519	—	—
Stock-based compensation units	245,483	272,607	310,489	352,542	181,239	270,005	269,716
Diluted weighted average shares outstanding	25,380,560	25,430,841	24,892,274	23,933,122	22,024,091	25,220,872	25,592,835

Basic earnings per share	$12.89	$7.70	$6.89	$5.24	$3.61	$3.99	$1.69	$15.21
Diluted earnings per share	$12.76	$7.02	$6.24	$4.73	$3.41	$3.95	$1.67	$15.03

Adjusted basic earnings per share	$11.70	$7.70	$6.89	$5.24	$3.61	$3.99	$1.69	$15.04
Adjusted diluted earnings per share	$11.59	$7.02	$6.24	$4.73	$3.41	$3.95	$1.67	$14.86